Exhibit 4.2

MASTER LOAN AGREEMENT Reference number TIMLALT is entered into as of June 20, 2013 (the “Effective Date”)

BETWEEN

(1)	CISCO SYSTEMS CAPITAL CORPORATION, a Nevada corporation, having its registered office at 170 West Tasman Drive, San Jose, CA 95134-1706, United States of America (“Lender”); and

(2)
TIM CELULAR S/A, a limited liability company organized and existing under the laws of the Federative Republic of Brazil, having its address and principal place of business at Avenida Giovanni Granchi, nE 7.143, in the city of São Paulo, State of São Paulo, Brazil, with commercial license number (Tax Payer Register) CNPJ 04.206.050/001-80 (“Borrower”)

Background
This Master Loan Agreement (this “Master”) sets out the framework under which the Lender Is prepared to make loans from time to time to the Borrower to finance IT-Solutions.

1.	Interpretation
Interpretation rules and definitions appear in Clause 14.

2.	Structure
If the Borrower wishes to borrow from the Lender the parties will discuss the potential terms and the Lender shall prepare the form of Facility Agreement for execution. The Facility Agreement will set out the commercial terms for the line of credit that the Lender is prepared to extend. The execution of this Master or any Facility Agreement does not oblige the lender to lend to the Borrower, neither obliges the Borrower to borrow from the Lender or pay any kind of commitment fee or break-funding cost. The Borrower shall request individual Loans under a Facility Agreement by submitting a Request for Borrowing.

3.	Facility and Loans
3.1.    Facility Limit and Purpose  Subject to the provisions of this Master, the aggregate principal amount available to the Borrower is the Facility Limit set out in the relevant Facility Agreement.  The Borrower shall use the proceeds of a Facility only to finance its purchase of IT-Solutions, excluding any value added or other applicable sales tax, from an Authorized Supplier.  The Lender is not bound to monitor or verify the application of any amount borrowed pursuant to a Facility Agreement.

3.2.    Third Party Mix  The amount of Third Party Products or Third Party Services, which may be financed under a Facility shall not in aggregate exceed the Third Party Limit for that Facility at any time.

3.3.    Conditions Precedent for Request for Borrowing  To obtain a Loan under a Facility the Borrower shall submit a Request for Borrowing.  A Request for Borrowing must be:

(a)    relate to an Order placed within the Availability Period.

(b)    duly completed and signed by the Borrower’s authorized signatories and received by the Lender not later than fourteenth (14) Business Days before the proposed Drawdown Date;

(c)    accompanied by (i) copies of the Invoices or list of Invoices and Authorised Supplier certificate referred to in the Section 5 of the Request for Borrowing, and (ii) for the financing of any Third Party Products or any Third Party Services, an excel spreadsheet in the form set out in Schedule D specifying the total amount of Third Party Product or Third Party Services to be financed and showing the ratio (by invoice value) of Third Party Products or Third Party Services to Cisco Products or Cisco Services. For avoidance of any doubt, Lender shall support and engage its best efforts to, together with Borrower, obtain all the relevant information set forth in the clause;

(d)    for an amount which is at least equal to the Minimum Drawdown Amount or the undrawn balance of the Facility;

(e)    the number of Loans would not exceed the Maximum Drawdown Number as a result of the requested Loan being made;

(f)    have a proposed Drawdown Date falling within the Funding Period; and

(g)    for an amount which if aggregated with all other Loans made or pending under that Facility would not cause the Facility Limit to be exceeded.

3.4.    Conditions Precedent for each Loan  The making of each Loan is subject to the following conditions precedent:

(a)    any Security Document relating to the Loan has been duly executed and is in full force and effect as at the date on which the Loan is to be made;

(b)    no Event of Default or Potential Event of Default has occurred or will occur as a result of the Loan being made;

(c)    all representations and warranties made by the Borrower or any Security Provider in or in connection with the Finance Documents shall be true and correct as at the Drawdown Date with reference to the facts and circumstances then subsisting;

(d)    the Borrower has paid all amounts when they become due and payable under any loan agreement signed between the Lender and the Borrower under this Master Agreement;

(e)    the Lender has received the Promissory Note in an amount equivalent to 100% (one hundred percent) of the Loan, in substantially the form set forth as Schedule E; and

(f)    the Lender has received the documents and evidence referred to in Schedule B (Documentary Conditions Precedent) and has found them to be satisfactory in form and substance.

3.5.    Promissory Notes  The Borrower shall deliver to the lender prior to the proposed Drawdown Date a Promissory Note In an amount equivalent to 100% (One Hundred per cent) of the relevant Loan, payable to the order of the Lender in the form set forth in Schedule E hereto with the blank spaces appropriately completed.  The Promissory Note shall be kept by the Lender until full completion of all obligations stated herein and therein.

3.6.    Application of each Loan  The entire principal amount of the Loan shall be paid by the Borrower to the Authorized Supplier indicated by the Borrower to the Lender.  Within 90 (Ninety) days after the lender has disbursed the Loan, the Borrower shall present evidence satisfactory to the Lender that the funds of the Loan have been property received by the Authorized Supplier referred to in Section 5 of the Bequest for Borrowing, in connection with the Equipment described in the Invoices attached to the Request for Borrowing.  Should the Borrower fail to present such evidence for any reason, the Borrower shall immediately prepay the portion of the unpaid amount together with accrued Interest thereon and a penalty fee in the amount of 1% of this unpaid amount.

3.7.    Cancellation  Any part of a Facility undrawn at the end of the Funding Period or at any time when the credit approval for the Borrower has been withdrawn, cancelled or has expired, shall be cancelled.

3.8.    Request for Borrowing Irrevocable.  A Request for Borrowing once given shall be Irrevocable and the Borrower shall be bound to draw the relevant Loan.

4.	Payment Terms
4.1.    Payment Dates  The Borrower shall repay each Loan to the Lender by successive installments, plus applicable Interest in the amounts and in the frequency, as set out in the relevant Request for Borrowing.  Time of payment of amounts due under each Loan shall be of the essence.

4.2.    Default Interest  The Borrower shall pay on demand Default Interest on any amount of a Loan, any Interest (to the extent permitted by applicable law) or any other amount payable under the Finance Documents which is not paid in full when due (whether on the relevant Payment Date, by acceleration or otherwise), before and after judgment and to the extent permitted by law.

4.3.    Application of Payments  If any amount received by the Lender in respect of sums due from the Borrower is less than the full amount due, the Lender shall apply the amount received in the following order of priority:  (i) expenses and fees owing to the Lender; (ii) Default Interest; (iii) Interest, (iv) principal; and (v) other sums.

4.4.    No Set-Off

(a)    except for the withholding tax on Interest which shall be deduct by the Borrower from the Interest payment, all payments made by the Borrower shall be unconditional, made in full and without set-off, counterclaim or, to the extent permitted by applicable law, other defense, including (without limitation) any deduction or set-off arising out of or in connection with the purchase of any goods, software licenses or services (including Services) from any Authorised Supplier, or any intellectual property right;

(b)    The Borrower acknowledges that

(i)    its rights and obligations under each Loan are separate from its rights and obligations under any Services Agreement or any purchase agreement for Products;

(ii)    even though the Lender has “Cisco” as part of its name, the Lender does not have any special qualifications or expertise to advise on the condition, suitability, performance, operation or fitness for any purpose of the IT-Solutions and that the Lender’s only role is as a provider of finance; and

(c)    a repayment under a Loan shall not be deemed to be a waiver of any right or claim that the Borrower may have against a manufacturer or any Authorised Supplier.

4.5.    Currency Indemnity  All payments under a Facility Agreement shall be made in United States Dollars.  If any sum due from the Borrower under or in connection with a Facility Agreement has to be converted from United States Dollars into another currency, the Borrower shall as an independent obligation, within three (3) Business Days of demand, indemnify the Lender against any cost, loss or liability arising out of or as a result of the conversion to ensure the Lender receives the United States Dollars amount owed to it.

4.6.    Payment Instructions  Payments to the Lender by the Borrower under a Finance Document to which it is a party shall be made to the following account of the Lender by wire transfer of immediately available funds and received by not later than 12:00 noon (New York Time) on the due date of the payment:

Bank Name:  Bank of America, NA

ABA Number:

Account number:

Account Name:  Cisco Systems Capital Corp. (LOAN)

Reference:  TIM CELULAR S/A

4.7.    Payments Due on Non-Business Days  Whenever any payment under a Facility Agreement shall be stated to be due, or whenever any Payment Date or any other date would occur, on a day other than a Business Day, then such payment shall be made, and such Payment Date or other date shall occur, on the next succeeding Business Day, and such extension of time shall in such case be included in the computation of Interest.

4.8.    Voluntary Prepayment  The Borrower may prepay all or part of a Loan without any break funding costs provided that the Borrower shall have given to the Lender not less than thirty (30) days’ prior written notice specifying the amount to be prepaid and the date of prepayment.  Any prepayment shall reduce the amount of the remaining repayment installments in inverse order of maturity.  Amounts prepaid may not be reborrowed.

4.9.    Mandatory Prepayment  If any Loan relates to the financing of Services and the relevant Services Agreement is terminated prior to its stated maturity for any reason, the Borrower shall prepay such Loan, plus all accrued and unpaid Interest on such Loan, within seven (7) days’ following the date of termination of the relevant Services Agreement.  Any such prepayment shall reduce the amount of the remaining repayment installments in inverse order of maturity.  Amounts prepaid may not be reborrowed.

5.	Increased Costs
The Borrower shall, from time to time on demand by the Lender, pay to the Lender such amounts as the Lender may certify as being required to compensate the Lender for complying with any present or future law, regulation or requirement or request of any governmental authority which has the effect of increasing the cost to the Lender of providing or funding the Facility or reducing the Lender’s effective return in relations to the Facility.  In this case, the Lender shall notify the Borrower at least 60 (sixty) days before the cost increasing.

6.	Representations and Warranties
The Borrower acknowledges that the Lender has entered into this Master and enters into each Finance Document in reliance upon the following representations and warranties.  The Borrower represents and warrants to the Lender that

(a)    the Borrower is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation, and has all requisite power and authority to own its assets and carry on its business and to execute, deliver and perform its obligations under each Finance Document to which it is a party;

(b)    all authorizations, approvals and consents (internal or external) required in connection with the entry into, performance, validity and enforceability of each Finance Document to which it is a party and the transactions contemplated by it have been obtained and are in full force and effect;

(c)    the execution, delivery and performance by the Borrower of each Finance Document to which it is a party do not and will not (i) contravene the terms of its constitutional documents; or (ii) result in a breach of or constitute a default under any material lease, loan, instrument, contract or other agreement to which it is a party or by which it or its properties may be bound or affected; or (iii) violate any provision of any law, rule, regulation, order, judgment, decree or the like binding on or affecting it;

(d)    each Finance Document to which it is a party constitutes the legal, valid and binding obligations of the Borrower, enforceable against it in accordance with its terms;

(e)    no action, suit, proceeding or dispute against the Borrower is presently taking place or pending or, to its knowledge, threatened nor is there subsisting any judgment or award given against the Borrower which, in either case, might have a Material Adverse Effect;

(f)    the Borrower is not in default under any law, regulation, judgment, order, authorization, agreement or obligation applicable to it or any of its assets, the consequences of which default might have a Material Adverse Effect;

(g)    no Event of Default or Potential Event of Default has occurred and is continuing;

(h)    the obligations of the Borrower hereunder and under a Facility Agreement will constitute direct, general and unconditional obligations of the Borrower ranking at least pari passu in all respects with all of its other unsecured and unsubordinated obligations, with the exception of any indebtedness ranking senior solely by operation of law (and not by agreement);

(i)    except as may be disclosed on the Facility Agreement or in writing to the Lender in any Request for Borrowing, there is no tax, levy, impost, duty, fee, assessment or other governmental charge, or any deduction or withholding, imposed by any governmental agency or authority either (i) on or by virtue of the execution or delivery of any Finance Document or (ii) on any payment to be made by the Borrower pursuant to any Loan;

(j)    In any proceedings taken in the jurisdiction of its incorporation in relation to any of the Finance Documents, it will not be entitled to claim for itself or any of its assets immunity from suit, execution, attachment or other legal process;

(k)    its execution of any of the Finance Documents, constitutes, and its exercise of its rights and performance of its obligations under any of the Finance Documents, will constitute, private and commercial acts done and performed for private and commercial purposes;

(n)    all financial statements of the Borrower delivered to the Lender are complete and correct and fairly present the financial condition of the Borrower and its subsidiaries as at the times and for the periods covered by such statements, in each case in accordance with the Accounting Principles, consistently applied, subject, in the case of any unaudited financial statements, to normal year-end adjustments and any absence of notes.

The Borrower undertakes with the Lender that the representations and warranties set out in this Clause 6 will be true and accurate, and the Borrower shall be deemed to repeat such representations and warranties, on each date a Request for Borrowing is delivered, on each Drawdown Date and on each Payment Date, and so long as any sum is or may become payable under any Facility Agreement in each case with reference to the facts and circumstances subsisting from time to time.

7.	Undertakings
7.1.    Positive Undertakings  The Borrower undertakes to the Lender that throughout the Term and so long as any sum is or may become payable under any Facility Agreement the Borrower will

(a)    promptly inform the Lender of the occurrence of any Event of Default or Potential Event of Default;

(b)    maintain in full force and effect all such authorisations and consents as are referred to In Clause 6(b), and take immediate steps to obtain and thereafter maintain in full force and effect any additional authorisatlons which may become necessary or advisable, and comply with all conditions of each such authorisation;

(c)    ensure that its obligations under any Facility Agremeent at all times rank at least pari passu in all respects with all of its other unsecured and unsubordinated obligations, with the exception of any indebtedness ranking senior solely by operation of law (and not by agreement);

(d)    execute, acknowledge, deliver, file, translate, notarise, legalise and register at its own expense all such further agreements, instruments, certificates, documents and assurances and perform such acts as the law shall deem necessary or appropriate to give effect to the purposes of any Finance Document, and promptly provide the Lender with evidence of the foregoing satisfactory in form and substance to the Lender;

(e)    supply to the Lender, upon simple request of the Lender

(i)    as soon as they are available, but in any event within 180 days after the end of each financial year of the Borrower and any Security Provider, as applicable, copies of the relevant financial statements of the Borrower and any Security Provider in respect of such financial year audited and certified by a recognised firm of Independent auditors acceptable to the Lender;

(ii)    as soon as they are available, but in any event within 90 days after the end of each quarter of each financial year of the Borrower and any Security Provider, as applicable, copies of unaudited financial statements of the Borrower and any Security Provider, as applicable, prepared on a basis consistent with its audited financial statements, certified by a duly authorized financial officer of the Borrower or the relevant Security Provider, as applicable, to the effect that such financial statements show a true and fair view of the financial position of the Borrower or the relevant Security Provider, as applicable, as at the end of, and the results of its operations for, such financial quarter; and

(iii)    promptly on request, such other financial or other information relating to the Borrower or any Security Provider as the Lender may from time to time reasonably request;

7.2.    Negative Undertakings  The Borrower undertakes to the Lender that throughout the Term and so long as any sum is or may become payable under any Facility Agreement the Borrower will not

(a)    with the exception of any incorporation, merger, consolidation, division, transfer or reorganization occurring among companies within the Borrower’s economic group, the Borrower will not be Incorporated, or merge or transfer all or substantially all Its assets to another entity or as another entity if, by the time of such incorporation, merger, consolidation, division, transfer or reorganization, the resulting entity, survivor or transferee, after such action, (1) does not assume all the obligations stipulated in this Agreement and/or (2) has a materially weaker economic and financial condition than the Borrower, as appropriate and if applicable, prior to such merger, consolidation, division, transfer or reorganization. For purposes of item (2) of this section, “materially weaker economic and financial condition” means the resulting entity, survivor or transferee presents a ratio of the total net debt to EBITDA exceeding 4,0x (four times), based on its consolidated financial statements.

(b)    sell, transfer, lease or otherwise assign, deal with or dispose of all or any part of its business or assets (or agree to do any of the foregoing) whether by a single transaction or by a number of transactions whether related or not, except (i) for full commercial value and in the ordinary course of business, (ii) the replacement of obsolete or worn assets with assets of equal or greater value; (iii) within the Borrower’s economic group and (iv) other disposal for an aggregate consideration not exceeding 40% (forty per cent) of Borrower’s total assets (as stated in its most recent annual or quarterly financial statements disclosed).

(c)    materially change the nature or scope of its business; or

(l)    declare or pay any dividend above the minimum required by applicable law or make any other income distribution to its shareholders or repay any shareholders’ loans if an Event of Default or Prospective Event of Default has occurred and is continuing.

8.	Events of Default
8.1.    Defaults  Any of the following events shall constitute an “Event of Default”:

(a)    The Borrower falls to pay any sum payable under or pursuant to any Finance Document signed with the lender to which it is a party when due and not cured In 5 Business Days from the due date.

(b)    Any representation or warranty by the Borrower or any Security Provider under any Finance Document signed with the lender proves to have been incorrect in any material respect when made or deemed made.

(c)    The Borrower falls to comply with its obligations under Clause 7.1 (Positive Undertakings) or Clause 7.2 (Negative Undertakings).

(d)    The Borrower or any Security Provider falls to perform or comply with any of its non-financial obligations under any Finance Document (other than those which are the subject of Clauses 8.1(a) or (c)) and, in respect only of a failure which in the opinion of the Lender is not material and is capable of remedy, does not remedy such failure to the Lender’s satisfaction within twenty (20) days from the earlier of (i) the Borrower becoming aware of the relevant failure and (ii) receipt of written notice from the Lender.

(e)    Any Indebtedness of the Borrower which exceeds in aggregate US$ 150,000,000 (one hundred and fifty million United Stated Dollars) or its equivalent in other currencies becomes payable or capable of being declared payable before its originally stated maturity or is not paid within ten (10) days after the due date.

(f)    A creditor takes possession of all or any substantial part of the business or assets of the Borrower, or any execution, attachment or other legal process is enforced against all or any substantial part of the business or assets of the Borrower and is not discharged within fourteen (14) days.

(g)    Any step is taken towards the administration, winding-up, insolvency, bankruptcy, reorganisation or reconstruction of the Borrower or for the appointment of a liquidator, administrator, examiner, receiver, trustee or similar officer in respect of all or any substantial part of its business or assets.

(h)    The Borrower stops or suspends payments to its creditors or any class of its creditors, or is unable or under applicable law is deemed unable or admits its inability to pay its debts as they fall due, or seeks to enter into any composition or other arrangement with its creditors or any class of its creditors or commences any process for the relief of debtors, or is declared or becomes insolvent or bankrupt.

(i)    The Borrower ceases to carry on all or any substantial part of its business, or changes the nature or scope of its business to a material extent, or disposes of all or any substantial part of its business or assets, or proposes to do any of the foregoing which may constitute in a Material Adverse Effect.

(j)    Any law, regulation or order, or any change in any law or regulation, does or purports to vary, suspend, terminate or excuse performance by the Borrower or any Security Provider of any of its obligations under any Finance Document, or any Finance Document or any provision of any Finance Document ceases for any reason to be in full force and effect or becomes unenforceable, or the Borrower or any Security Provider disputes the validity or enforceability of or purports to terminate or repudiates any Finance Document, or it becomes unlawful or impossible for the Borrower or any Security Provider to perform any of its obligations under any Finance Document or for the Lender to exercise all or any of its rights, powers and remedies under any Finance Document.

8.2.    Consequences  If any Event of Default shall occur and be continuing, the Lender may, in its discretion

(a)    by notice to the Borrower, cancel the undrawn balance of all Facilities and declare the unpaid principal of all Loans, all Interest accrued and unpaid and all other amounts due under each Facility Agreement to be immediately due and payable, whereupon such amounts shall become immediately due and payable, without presentment, demand, protest or further notice of any kind, all of which are hereby expressly waived by the Borrower, provided that if an event described in Clauses 8.1(f), (g) or (h) above occurs, the result which would otherwise occur only upon giving of notice by the Lender to the Borrower as specified above shall occur automatically, without the giving of any such notice; and/or

(b)    instruct the relevant Authorised Supplier to withhold shipment (including partial shipments) of any order or to discontinue any Services, as applicable, or may, at its option, require the Borrower to pay cash in advance for further Services or shipments of Products.

9.	Fees, Costs and Expenses
The Borrower agrees to pay on demand all documented costs, fees and expenses of the Lender (including reasonable fees and disbursements of external legal counsel)

(a)    in connection with the preparation or any modification of any Finance Document and the negotiation, preparation and execution of any additional documentation required in connection with any Finance Document (including any requisite or desirable registrations, legalisations or filings), and any approval, consent or waiver to be made or given by the Lender pursuant to or in respect of any provision of any Finance Document, limited to a cap of US$ 10,000 (ten thousand United States Dollars) (“Cap”).  For any fees, cost and expenses above the Cap, approval must be given by the Borrower (each such consent not to be unreasonably withheld or delayed and, in the case of any delay of longer than 5 days by the Borrower in responding to any request for such consent, such consent shall be deemed given); and

(b)    in exercising any of its rights or powers under any Finance Document or in suing for or seeking to recover any sums due or otherwise preserving or enforcing its rights under any Finance Document or in defending any claims brought against it in respect of any Finance Document or in releasing any Security Document.

10.	Taxes
10.1.    Withholdings and deductions for Tax  Any and all payments by the Borrower under any Facility Agreement shall be made free and clear of and without deduction for any and all Taxes.  If the Borrower shall be required by law to deduct any Taxes from or in respect of any sum payable under any Facility Agreement, (a) the sum payable shall be increased so that after making all required deductions (including deductions applicable to additional sums payable under this paragraph) the Lender will receive an amount equal to the sum the Lender would have received had no such deductions been made, (b) the Borrower shall make such deductions, and (c) the Borrower shall pay the full amount deducted to the relevant taxation authority or other authority in accordance with applicable law.  Within thirty (30) days of the Borrower’s payment of any Taxes, the Borrower shall furnish to the Lender the original or a certified copy of a receipt evidencing payment thereof.

10.1.1    Notwithstanding the above, the Borrower shall not be required to increase payments for the withholding tax on Interest if the Borrower presents after a simple request from the Lender an original or certified copy of a receipt evidencing payment thereof within thirty (30) days of payment of such withholding tax.

10.2.    Tax indemnity.  The Borrower shall indemnify the Lender within five (5) Business Days of demand for the full amount of Taxes (including, without limitation, any Taxes imposed by any jurisdiction on amounts payable under this paragraph) paid or payable by the Lender or any liability (including penalties, interest and expenses) arising therefrom or with respect thereto, whether or not such Taxes were correctly or legally asserted.  Without prejudice to the survival of any other agreement contained in a Facility Agreement, the Borrower’s obligations contained in this Clause 10.2 shall survive the payment in full of the obligations giving rise to such Taxes and any termination or revocation of any Finance Document with respect thereto.

11.	Indemnity
The Borrower hereby agrees to indemnify the Lender within fifteen (15) Business Days of demand, from and against any and all liabilities, obligations, losses, damages, penalties, claims, actions, suits, costs and expenses dully documented, including reasonable legal expenses, of whatsoever kind and nature, imposed on, incurred by or asserted against the Lender arising from or in connection with (other than solely by reason of default or gross negligence by the Lender):

(a)    the occurrence of any Event of Default, such costs and expenses shall include, without limitation, those incurred in connection with any workout or refinancing, or any bankruptcy, administration, insolvency, liquidation or similar proceedings;

(b)    acting or relying on any notice, request or instruction which it reasonably believes to be genuine, correct and appropriately authorized

(c)    funding, or making arrangements to fund, or refinancing any Loan requested by the Borrower in a Request for Borrowing but not made by reason of the operation of any one or more of the provisions of the relevant Facility Agreement; or

(d)    a Loan (or part of a Loan) not being prepaid in accordance with the terms of the relevant Facility Agreement.

12.	Miscellaneous
12.1.    Products, Services and Licences  For the avoidance of doubt, this Master and each Facility Agreement does not constitute a licence for the use of software or other intellectual property.  The Lender makes no representations or warranties and accepts no liability whatsoever with respect to (a) any software or intellectual property of any third party (including patents, copyright or trademarks), (b) the validity or enforceability of any licence; or (c) the condition, suitability, performance, operation or fitness for any purpose of any IT-Solutions.

12.2.    Assignment  This Master and any Facility Agreement shall be binding on the Borrower and its successors and permitted assigns, and shall be binding upon and inure to the benefit of the Lender, and its successors and assigns.  The Borrower may not assign or transfer any of its rights or obligations under any of the Financial Documents.  The Lender shall be entitled to assign or transfer all or any of its rights and obligations under any Finance Document to any person just with the previous consent of the Borrower provided always that such assignment or transfer shall not be unreasonable withheld by the borrower and shall not materially affect the Borrower’s obligations. The Borrower shall enter into such documents as the Lender may reasonably stipulate in order to effect any such assignment or transfer.

12.3.    Confidentiality  The Borrower agrees that the Lender may disclose from time to time all Borrower information in its possession to the Lender’s legal counsel, agents and other professional advisors, and to its subsidiaries and affiliates, to any potential assignees or participants in the rights and/or obligations of the Lender under this Master or any Facility Agreement, to any underwriters or placement agents for any securities to be issued by the Lender or any of its subsidiaries or affiliates (or any transferee of any such subsidiaries or affiliates) and to any rating agency rating such securities and to their respective legal counsel, agents and other professional advisors, as well as too any third party in which the Lender has confidentiality undertaking. Furthermore, the Lender may disclose confidential information pursuant to a valid order issued by a court or government agency, provided that the Lender provides the Borrower prior written notice of such obligation.

12.4.    Amendments  Any amendment or waiver of any provision of any Finance Document and any waiver of any default under any Finance Document shall only be effective if made in writing and signed by or on behalf of the Lender and, in the case of an amendment, the Borrower.

12.5.    No Waiver, Approval  No single or partial exercise of any power under any Finance Document shall preclude any other or further exercise of such power or exercise of any other power.  No delay or omission on the part of the Lender in exercising any right under any Finance Document shall operate as a waiver of such right or any other right under such Finance Document.  Any consent or approval of the Lender required under or in connection with any Finance Document shall be in the sole and absolute discretion of the Lender and only be deemed obtained if provided by the Lender in writing.

12.6.    Entire Agreement  The Finance Documents constitute the entire obligations of the parties and supersede any previous expressions of intent or understandings in respect of the matters contemplated by them.

12.7.    Severability  If at any time any provision of any Finance Document is or becomes illegal, invalid or unenforceable in any respect under the law of any jurisdiction, the legality, validity and enforceability of such provision under the law of any other jurisdiction, and of the remaining provisions of such Finance Document, shall not be affected or impaired thereby.  Any illegal, invalid or unenforceable provision shall be replaced with a provision which comes as close as legally possible to the commercial intentions of the illegal, invalid or unenforceable provision.

12.8.    Notices  All notices, consents (if given) and other communications provided for under any Finance Document shall, unless otherwise stated in this Master, be in writing, and either (i) delivered by hand, or (ii) sent by courier service; or (iii) sent by mail, or (iv) sent by facsimile transmission, or (v) sent as an attachment to email.  All notices and other communications shall be mailed, sent or delivered to the addresses of the Lender and the Borrower set out below or at or to such other address, email address or facsimile number as shall be designated by any party by notice to the other party.  All such notices and formal communications shall be effective (i) if delivered by hand, when delivered; (ii) if sent by courier service, when delivered; (iii) if sent by mail, upon the earlier of the date of receipt or ten (10) Business Days after deposit in the mail, first class, postage prepaid; or (iv) if sent by facsimile transmission or email, when sent. Promptly upon any change of address, email address or fax number, each party shall notify the other party of such change.

Borrower’s details

Address for communications	:	Av das Americas 3434 – bloco 1 –
Barra da Tijuca
Rio de Janeiro – RJ – 22640–102

Telephone number	:	55 21 4009-3104

Facsimile number	:	55 21 4109-3942

For the attention of	:	Rodrigo Galvao

Email address	:	rgalvao@timbrasil.com.br

Lender’s details

Address for communications	:	9850 Double R. Blvd 1st Floor
Reno, NV 89521 United States of America

Telephone number	:	54 11 4341 0614

Facsimile number	:	54 11 4341 0614

For the attention of	:	Juan Beaudoin

Email address	:	Jubeaudo@cisco.com

12.9.    Calculations and Certificates  Any certification or determination by the Lender of a rate or amount under a Finance Document is, in the absence of manifest error, conclusive.  Any interest, commission or fee accruing under a Finance Document will accrue from day to day and is calculated on the basis of the actual number of days elapsed in the relevant period (including the first day but excluding the last day) and a year of 360 days or, in any case where the practice in the relevant Interbank Market differs, in accordance with that market practice.  In any litigation or arbitration proceedings arising out of or in connection with any Finance Document, the entries made in the accounts maintained by the Lender are prima facie evidence of the matters to which they relate.

12.10.    Counterparts  This Master and any Facility Agreement may be executed in any number of counterparts, and this has the same effect as if the signatures on the counterparts were on a single copy of this Master or any Facility Agreement.

13.	Enforcement
13.1.    Governing Law and Jurisdiction  This Master, any Facility Agreement, any promissory note, any Request for Borrowing or any other document related to this Master shall be governed by the laws of the Federative Republic of Brazil. The Borrower submits to the non-exclusive jurisdiction of the City of São Paulo, State of São Paulo, Brazil courts.

13.2.    Remedies, Summary Proceedings  The Borrower hereby agrees that this Agreement and any Finance Document constitutes an extrajudicial execution instrument (“titulo executivo extrajudicial”) in accordance with the provisions of Article 585, II of the Brazilian Code of Civil Procedure, and that the Lender shall have the right, exercisable at its sole discretion, to institute legal proceedings against the Borrower for the collection of any amounts due under this Agreement through the summary proceedings (“execução”).

14.	Application, Interpretation and Definitions

14.1.    Loans  All the terms of this Master shall apply to each Facility as though set out in the relevant Facility Agreement.  Terms specific to a Facility Agreement shall be contained in that Facility Agreement and shall apply to each Facility made available under that Facility Agreement.  In the case of a conflict between the terms of this Master and a Facility Agreement, the terms of the Facility Agreement shall prevail.

14.2.    Interpretation  In this Master and in each Facility Agreement, unless the context requires otherwise,

(a)    the expressions “Borrower” and “Lender” shall, where the context permits, include their respective successors and permitted assigns and any persons deriving title under them; and

(b)    words importing the singular include the plural and vice versa; references to any Finance Document shall be construed as references to such document as the same may be amended or supplemented from time to time; references to Clauses and Schedules are to clauses of and schedules to this Master.  Clause headings are inserted for reference only and shall be ignored in construing any Finance Document.  References to years, months, quarters and the passage of time shall be construed in accordance with the Gregorian calendar.

14.3.    Definitions  In this Master and in each Facility Agreement, unless the context requires otherwise the following words shall have the following meanings:

“Authorised Supplier” means Cisco Systems Inc., Cisco Systems International B.V., Cisco International Limited or any affiliate of Cisco Systems Inc, or any reseller of Cisco Products or provider of Cisco Services authorized by Cisco Systems Inc and approved by the Lender.

“Availability Period” means the period commencing on the date of the relevant Facility Agreement and ending on the Availability Period End Date.

“Availability Period End Date” the earlier of (i) the date set out as such in the relevant Facility Agreement, and (ii) the date on which the Facility has been fully drawn, cancelled or terminated under the provisions of this Master and the relevant Facility Agreement.

“Bacen” means Banco Central do Brasil (the Central Bank of Brazil).

“Business Day” means a day (not being a Saturday, Sunday or public holiday) on which banks are open for general business in New York and[São Paulo and Rio de Janeiro.

“Cisco” means Cisco Systems Inc., Cisco Systems International B.V., Cisco International Limited or any affiliate of Cisco Systems Inc.

“Cisco Products” means networking and telecommunications equipment and other goods, spare parts, accessories, software and services (other than Services) manufactured, assembled, sold, licensed or provided by Cisco.

“Cisco Services” means services provided to the Borrower by Cisco pursuant to a Services Agreement.

“Default Interest” means default interest on any unpaid amount which shall accrue from the date such amount becomes due until the date such amount is paid in full at the Default Rate.

“Default Rate” means the lesser of (i) the rate set out as such in the relevant Facility Agreement or (ii) the highest lawful rate in the relevant jurisdiction.

“Drawdown Date” means, in respect of a Loan, the date on which that loan is made or to be made.

“Encumbrance” means any mortgage, charge, pledge, lien, encumbrance or any other arrangement having the effect of conferring security including any contractual right of set-off.

“Event of Default” has the meaning given to it in Clause 8.1 of this Master.

“EBITDA” means, for any period, consolidated income from operations before financial income (expenses) for such period (as reported on financial statements of the Borrower in respect of such period) plus, without duplication and to the extent reflected as a charge in the calculation of such consolidated income from operations for such period, depreciation and amortization expense.

“Facility” means the loan facility described in the relevant Facility Agreement.

“Facility Agreement” means an agreement substantially in the form of Schedule A and executed by the Lender and the Borrower.

“Facility Limit” means the amount set out as such in the relevant Facility Agreement or such other amount approved by the Lender as the aggregate principal amount of the Facility available to the Borrower.

“Finance Document” means each of this Master, any Facility Agreement, any Request for Borrowing, any Security Document and any document which the Borrower and the Lender agree in writing shall be a Finance Document.

“Funding Period” means the period commencing on the date of the relevant Facility Agreement and ending on date falling 90 days after the Availability Period End Date.

“Guarantee” means, if applicable, a guarantee, surety document, indemnity and/or other security executed or to be executed by the Guarantor in favour of the Lender in relation to the obligations of the Borrower pursuant to any Finance Document, in such form as the lender may reasonably require.

“Guarantor” means, if applicable, the Guarantor set out in the relevant Facility Agreement.

“Indebtedness” means any obligation for the payment or repayment of money, whether present or future, actual or contingent, and whether incurred as principal or as surety or alone or jointly and/or severally with another.

“Interest” means, in respect of a loan, interest on the unpaid balance of principal, which shall accrue from the relevant Drawdown Date to the date of repayment of the principal in full, at (i) the lesser of the rate per annum set out in the relevant Facility Agreement or the rate otherwise agreed between the Borrower and the lender in writing, and (ii) the maximum rate allowable by law from time to time.

“Invoice” means an invoice approved by the Lender, which, unless agreed by the Lender otherwise in writing, must (i) be issued to the Borrower by an Authorised Supplier, in respect of IT-Solutions supplied to the Borrower by such Authorised Supplier; (ii) detail the relevant IT-Solutions by item, cost and serial numbers; (iii) be issued in US$ or in BRL; (iv) have an issue date which is not more than 180 (one hundred and eight) days prior to the date of the Request for Borrowing; and (v) be in English (or, if not in English, is accompanied by a certified English translation).

“IT-Solutions” means Products or Services, as applicable, subject of a Request for Borrowing and detailed in the Invoices submitted together with such Request for Borrowing.

“Loan” means the principal amount outstanding in respect of that Loan from time to time.

“Material Adverse Effect” means in relation to an Obligor, a material adverse effect on (i) the validity or enforceability of any Finance Document or the rights or remedies of the Lender under such Finance Document or (ii) if the Borrower presents a ratio of the total net debt to EBITDA exceeding 4,0x (four times), based on its consolidated audited financial statements.

“Maximum Drawdown Number” has the meaning given to it in the relevant Facility Agreement.

“Minimum Drawdown Amount” has the meaning given to it in the relevant Facility Agreement.

“Obligor” means the Borrower and each Security Provider, as applicable.

“Order” means an order for IT-Solutions approved by the Lender and placed by the Borrower with an Authorised Supplier.

“Payment Date” means, in respect of a Loan, each date on which an installment of principal, and/or interest, is to be paid pursuant to Clause 4.1 of this Master.

“Potential Event of Default” means any event or circumstance which, with the giving of notice, expiry of grace period or fulfilment of any other requirement, would be an Event of Default.

“Products” means Cisco Products and, if applicable, Third Party Products the subject of an Invoice, the acquisition of which has been or is to be financed under the Facility.

“Promissory Note” means any promissory note issued and executed by the Borrower in favor of the Lender and with aval of the Guarantor, if applicable, substantially in the form set forth as Schedule E.

“Request for Borrowing” means a request for borrowing under a Facility Agreement, submitted to the Lender by the Borrower substantially in the form set out in Schedule C.

“ROF” means the Registry of Financial Transactions of the Central Bank of Brazil.

“Security Document” means, in relation to the Facility, each Guarantee, if any, each Promissory Note and any other document to be executed at any time by any person as a guarantee or security for all or any part of the Borrower’s obligations under any Finance Document.

“Security Provider” means each Guarantor, if any, and any person other than the Borrower which has provided or subsequently provides a guarantee or other security for all or any part of the Borrower’s obligations under any Finance Document.

“Services Agreement” has the meaning given to it in the relevant Facility Agreement.

“Services” means Cisco Services and, if applicable, Third Party Services.

“Taxes” means all present or future taxes, levies, imposts, deductions, charges or withholdings, and all liabilities with respect thereto arising in connection with any Finance Document (including, but not limited to any present or future stamp or documentary taxes or charges or similar levies which arise from any payment made under any Finance Document or from the execution, delivery or registration of, or otherwise with respect to, any Finance Document), other than taxes imposed on the Lender’s net income, or franchise taxes imposed on the lender in lieu of income taxes, by the jurisdiction under the laws of which the Lender is organized or any political subdivision thereof.

“Term” has the meaning given to it in the relevant Facility Agreement and Request for Borrowing.

“Third Party Services” means non-competitive services provided to the Borrower by an Authorised Supplier pursuant to a Services Agreement.

“Third Party Products” means non-competitive third party networking and telecommunications equipment and other goods, spare parts, accessories and software (other than Services), ancillary to the Cisco Products.

“Third Party Limit” means the percentage set out in the relevant Facility Agreement expressing the ratio of Third Party Products and Third Party Services to all Products and Services by invoice value.

“United States Dollars”, “USD” and “US$” means the lawful currency of the United States of America.

15.	TIM standard clause

15.1.    Business Ethics.  The Lender shall (and shall cause all its personnel, subcontractors, consultants, agents or representatives to) comply with the United States Foreign Corrupt Practices Act (the “FCPA”), the TI’s code of ethics located at http://www.tim.com.br/rl, and any other anti-bribery or similar legislation in any jurisdiction where business or services will be conducted or performed pursuant to this Agreement.  The Lender shall not directly or indirectly pay, offer, promise or give anything of value (including any amounts paid or credited by The Borrower to the Lender) to any employee or official of a government, government controlled or owned enterprise or company, political party, candidate for political office, or to any other person while being aware of or having a belief that such money or item of value will be passed on to one of the above, to influence any act or decision by such person or by any government body for the purpose of obtaining, retaining or directing business to the Borrower.

SCHEDULE A

Form of Facility Agreement

FACILITY AGREEMENT Reference number [•] to Master Loan Agreement Reference No. TIMLALT (the “Master”), is entered into as of the date [Month] [Day), [Year] (the ‘‘Effective Date”)

BETWEEN
(1)	CISCO SYSTEMS CAPITAL CORPORATION, a Nevada corporation, having its registered office at 170 West Tasma Drive, San Jose, CA 95134-1706, United States of America (“Lender”); and

(2)           TIM CELULAR S/A a limited liability company organized and existing under the laws of the Federative Republic of Brazil, having its address and principal place of business at Avenida Giovanni Gronchi, nE 7.143, in the city of São Paulo, State of São Paulo, Brazil, with commercial license number (Tax Payer Register) CNPJ 04.206.050/0001-80 (“Borrower”).

OPERATIONAL

(A)	This agreement constitutes a facility agreement under the Master (the “Facility Agreement”).

(B)	The Lender agrees to grant to the Borrower the Facility described below to finance IT Solutions; and

(C)	Capitalised terms or expressions not defined herein have the same meanings set out in the Master.

FACILITY DETAILS

Availability Period End Date	:	[insert date]
Term	:	[insert Term]
Rate of Interest	:	[insert amount]
Default Rate:	:	[insert amount]
Facility Limit	:	[insert amount]
Third Party Limit	:	[insert amount] [Not applicable]
Minimum Drawdown Amount	:	[insert amount] [Not applicable]
Maximum Drawdown Number	:	[insert amount] [Not applicable]
Services Agreement	:
[insert name of agreement, name of parties to the agreement and date of the agreement; if agreement consists of, for instance, a master services agreement and a statement of work, refer to name of master agreement, name of parties to the master agreement and date of the master agreement together with details available to identify the statement of work] [Not applicable]

Legal name and address of Security Provider	:	[insert name and address] [Not applicable]

1.      Representations and Warranties

The Borrower acknowledges that the Lender has entered into this Facility Agreement in reliance upon the representations and warranties set out in Clause 6 of the Master and represents and warrants to the Lender on the date of this Facility Agreement as set out in Clause 6 of the Master.

In addition to the Clause 6 of the Master, the Borrower hereby confirms that the Bacen has approved the financial conditions of the Facility Agreement and attaches hereto a printout of the ROF approval of the Bacen.

2.      Additional Conditions Precedents

The Lender shall receive following documents and evidence, satisfactory to the lender in form and substance:

1.	a copy of the ROF

2.
[a copy of the executed Services Agreement and execution by the Borrower and the Authorised Supplier of an amendment to the relevant Services Agreement in the form of Appendix 2 hereto adding as an additional event of default (however described) that the relevant Authorised Supplier shall terminate the provision of services and/ or revoke any license to use software or other intellectual property under the Services Agreement upon notice from the Lender.]

3.      Condition Subsequent

Within thirty (30) days after the disbursement of a Loan hereunder, the Borrower shall present to the lender a printout of the Schedule of Payments related to the Loan issued by the Central Bank of Brazil, which must be in accordance with the terms and conditions agreed upon by the Parties.

THE PARTIES CONFIRM THAT THEY HAVE READ THIS FACILITY AGREEMENT AND THE MASTER AND AGREE TO BE BOUND BY THEM, EXECUTED BY THE PARTIES AND THE 2 (TWO) WITNESSES SIGNED HEREUNDER WITH ALL SIGNATURES DULY NOTARIZED ON THE DATE SET OUT BELOW

CISCO SYSTEMS CAPITAL CORPORATION	TIM CELULAR S/A

(authorised signatory and company stamp)	(authorised signatory and company stamp)
Date:	Date:
By:	By:
Name:	Name:
Title:	Title:

Witnessed by:
1.	2.
Name:	Name:
ID:	ID:

Appendix 2 to Facility Agreement

Form of Amendment required in respect of Services financing

[to be typed on the letterhead of the services provider]

Re:           Facility Agreement Reference Number [          ] between Cisco Systems Capital Corporation (“Capital”) and [insert name] (“Borrower”) dated [insert date] with respect to the services agreement dated [insert date] (the “Services Agreement”) between the Borrower and [name of services provider] (“Services Provider”)

In consideration of the agreement of Capital to make a loan to the Borrower to satisfy the Borrower’s payment obligations under the Services Agreement (other than in respect of VAT), the Borrower and the Services Provider agree to hereby amend the Services Agreement by adding the following as an additional default, event of default or termination event (as applicable):

“In addition, any license rights, maintenance or other service Obligations provided by {Cisco System entity abbreviation} under this agreement shall immediately terminate upon written notice from { [Cisco Systems Capital Netherlands B.V] } (“Cisco Capital”) on the occurrence of an event of default (howsoever described) under the Facility Agreement between Cisco Capital and the Other party abbreviation pursuant to which Cisco Capital has financed amounts owing under this agreement.  Other party abbreviation acknowledges that on such termination it will immediately cease to use the services and/or software or other intellectual property and will deliver to {Cisco System entity abbreviation} all copies of any such software in electronic or other form, together with all documentation.”

Any terms not defined in this Amendment shall have the meaning stated in the Services Agreement. Except as modified by this Amendment, all terms and conditions of the Services Agreement shall remain in full force and effect.  In the event of a conflict between the terms and conditions of this Amendment and any terms and conditions of the Services Agreement, this Amendment will prevail with regard to the subject matter herein.

The parties have caused this Amendment to be duly executed.  Each party represents that its respective signatories whose signatures appear below have been and are on the date of signature duly authorized to execute this Amendment.

EXECUTED BY THE PARTIES and the 2 (two) witnesses signed hereunder with all signatures duly notarized on the date set out below.

CISCO SYSTEMS CAPITAL CORPORATION	TIM CELULAR S/A
(authorised signatory and company stamp)	(authorised signatory and company stamp)
By:	By:
Name:	Name:
Title:	Title:

Witnessed by:
1.	2.
Name:	Name:
ID:	ID:

SCHEDULE B

Documentary Conditions Precedent

FACILITY AGREEMENT Reference Number [•] to Master Loan Agreement Reference No. TIMLALT

The following are the documents and evidence referred to in Clause 3.4(e).  Documents shall be supplied in such number of copies or counterparts as the Lender may require.  Copies required to be certified shall be certified in a manner satisfactory to the Lender by a director or other authorised officer of the Borrower or other party concerned.  The Lender shall receive the following documents and evidence, satisfactory to the Lender In form and substance:

Facility Agreement

1.           the Facility Agreement duly executed by all the parties and delivered to the Lender;

Constitutive Documents and Authorisations

2.           In relation to the Borrower, certified true copies of:

(a)	its constitutional documents;

(b)	a list of its directors/managers and officers;

(c)	its current commercial registration certificate and all other necessary authorisations for the operation of its business;

(d)	a copy of a resolution of its general assembly, its shareholders or its board of directors, as applicable:

(i)
approving the terms of, and the transactions contemplated by, this Master and any Security Document to which it is a party and resolving that it execute this Master and any Security Document to which it is a party;

(ii)	authorising a specified person or persons to execute this Master and any Security Document to which it is a party on its behalf; and

(iii)
authorising a specified person or persons, on its behalf, to sign and/or dispatch all documents and notices (including, if relevant, any drawdown notice and borrowing request) to be signed and/or dispatched by it under or in connection with this Master and any Security Document to which it is a party;

(e)	the specimen signature(s) of the person(s) referred to in (ii) and (iii) above;

(f)
a printout of the registration of the Facility Agreement in the ROF system of the Bacen, and such registration shall contain all documents and data normally requested by Bacen for registration of foreign currency loans, within five days of the registration;

(g)
copy of each and every valid and enforceable administrative contract celebrated with the government or any governmental entity that shall be relevant for the confirmation of the Borrower’s financial capacity (if applicable);

(h)	operating license and environmental license (if applicable)

3.           In relation to each Security Provider, certified true copies of:

(a)	its constitutional documents;

(b)	a list of its directors/managers and officers;

(c)	its current commercial registration certificate and all other necessary authorisations for the operation of its business;

(d)	a copy of a resolution of its general assembly, its shareholders or its board of directors, as applicable:

(i)	approving the terms of, and the transactions contemplated by, any Security Document to which it is a party and resolving that it execute any Security Document to which it is a party;

(ii)	authorising a specified person or persons to execute any Security Document to which it is a party on its behalf; and

(iii)
authorising a specified person or persons, on its behalf to sign and/or dispatch all documents and notices to be signed and/or dispatched by it under or in connection with any Security Document to which it is a party;

(e)	the specimen signature(s) of the person(s) referred to in (ii) and (iii) above;

Security Documents

4.           any Security Document duly executed by the relevant Security Provider and delivered to the Lender;

4.1.           a promissory note in an amount equivalent to 100% (One Hundred per cent) of the Loan, payable to the order of the Lender in the form set forth in Schedule E.

Miscellaneous

5.           any Additional Conditions Precedent set out in the Facility Agreement, if any; and

6.           a copy of any other authorisation or other document, opinion or assurance which the Lender considers to be necessary or desirable (if it has notified the Borrower accordingly) in connection with the entry into and performance of the transactions contemplated by the relevant Facility Agreement and any Security Document or for the validity and enforceability of the relevant Facility Agreement and any Security Document.

SCHEDULE C

Form of Request for Borrowing

Request for Borrowing Reference number [     ]

Cisco Systems Capital Corporation
9850 Double R Blvd.
Reno, NV 89521
Attn:           Loan Operations
Fax:           +1-775-789-5799
[Date]

Ladies and Gentlemen:

Request for Borrowing Reference number [     ] related to the USO [•] Facility Agreement Reference Number [     ]

We refer to the Facility Agreement Reference Number [     ] dated ___________1 between the Borrower and Cisco Systems Capital Corporation (the “Lender”).  Terms used In this Request for Borrowing have the same meaning as the Facility Agreement.

We hereby request a Loan upon the terms of the Master as follows:

1.	The Drawdown Date is ______________________________.

2.	The amount of the Loan is US$ ____________________________

3.	The applicable Interest rate is _________________________

4.	The Term of [each Loan shall be [•] ([•]) months commencing on the Drawdown Date of that Loan] or [the Facility shall be [•] ([•]) months commencing on the Drawdown Date of the first Loan].2

5.
This Loan shall be used by the Borrower to finance the costs which shall or have been incurred by the Borrower for payment made to the Authorized Supplier in respect of purchases of the Products on the Invoices listed Appendix A attached hereto.  The Borrower represents and warrants that (i) the enclosed Invoices shall or have been paid by the Borrower.  Evidence of such payment is also enclosed or shall have to be delivered by the Borrower to the Lender in accordance of the terms of Section 3.6 Application of each Loan of the Master Loan Agreement or (ii) the certificate signed by the relative Authorized Supplier, substantially in the form set forth as Appendix B, stating they have received payment for the invoices listed on Appendix A and all the information listed on Appendix A is correct.

6.	Details of the relevant Services Agreement:3

a.	Name of the Services Agreement: _______________________________.

b.	Name of the Parties: __________________________________________.

c.	Date of the Services Agreement/Statement of Work _____________.

1 Insert date
2 Insert agreed Term for Loan/Facility, as applicable, or delete if Term is set out in the Facility Agreement
3 Delete if no services are financed

7.	Payment Dates and Repayments [are as follows:] or [as described on Appendix B attached hereto.]

[Payment Date]	[Payment Amount] (Principal and Interest)
[insert date]	[insert amount]
[insert date]	[insert amount]
[insert date]	[insert amount]
[insert date]	[insert amount]

The Borrower represents and warrants to the Lender on the date of this Request for Borrowing as set out in Clause 6 of the Master.  The Borrower further represents and warrants that the enclosed copies of the Invoices are true copies of the originals Invoices.

A spreadsheet specifying the total amount of those Invoices and showing the ratio (by invoice value) of Third Party Products or Third Party Services to all Products or Services is enclosed.4

Sincerely,

Authorised Signatory

TIM CELULAR S/A

Enclosures
Copies of Invoices or List of Invoices (Appendix A) and Certificate signed by the relative Authorized Supplier (Appendix B)
Copy of the evidence that the Invoices have been paid if already available.
Copy of Services Agreement and Amendment Agreement implementing Appendix 1 of the Facility Agreement5
Spreadsheet regarding Third Party Products or Third Party Services6
[Appendix B: Repayment Schedule]7

Accepted and agreed;

Cisco Systems capital Corporation

Date:

4 Delete if no Third Party Products or Third Party Services are financed
5 Delete if no Services are financed
6 Delete if no Third Party Products or Services are financed
7 Delete if not required

APPENDIX A TO THE REQUEST FOR BORROWING

List of Invoices

Form of Spreadsheet regarding Cisco and Third Party Products and/or Third Party Services

No.	Invoice #	Authorized Supplier (Company Name)	Invoice Date	Invoice Amount (R$)	Exchange Rate (USD/R$)	Invoice Amount (USD)	Cisco Products and Cisco Services	Third Party Products and Third Party Services
1
2
3
4
5
6
7
8
9
10
11
12
13
14
15
16
17
18
19
20
21
22
23
24
	Sum			–	0.00	0.00	0.00	0.00
					0.00	0.00	0.00	0.00
			Min. Cisco Products or Services	%	%	%
				Possible financing	0.00
				Possible Third Party Products or Services	0.00
				To add Third Party Products or Services	0.00

APPENDIX B – Authorized Supplier Certificate

[DATE]

Cisco Systems Capital Corporation
9850 Double R Blvd., 1st Floor
Reno, NV 89521
United States of America
Attn: Loan Administration

RE: Payment of Invoices

To Whom It May Concern:

It is our understanding that Cisco Systems Capital Corporation has provided financing to TIM CELULAR S/A for the purchase of equipment on the invoices listed in Appendix A attached hereto.  We hereby confirm the following:

(i)	As of the date of this letter, [INSERT SUPPLIER NAME] has received 100% of the payments due and payable under all the invoices listed in Appendix A.

(ii)	All the information listed in Appendix A accurately reflects the information provided in the invoices listed on Appendix A.

Best regards,

[INSERT SUPPLIER NAME
By:
Name:
Title:

SCHEDULE E

Form of Promissory Note

PROMISSORY NOTE No. __

Value: US$___________________

(_______________ United States Dollars)

Issue Date: ___________________, 20[•][•]

FOR VALUE RECEIVED, the undersigned [•], a [limited liability company]/[corporation] organized and existing under the laws of the Federative Republic of Brazil, having its address and principal place of business at [•], in the city of [•], State of [•], Brazil, with commercial license number (Tax Payer Register) CNPJ/MF [•], HEREBY PROMISES TO PAY to the order of CISCO SYSTEMS CAPITAL CORPORATION, a Nevada corporation, having its registered office at 170 West Tasman Drive, San Jose, CA 95134-1706, United States of America (hereinafter referred to simply as the “Lender”), at the Lender’s first demand, upon presentation of this Promissory Note the principal sum of US$ [XXXXX] ([XXXXX] United States Dollars).

Payments hereunder shall be made in lawful money of the United States of America (in freely transferable United States dollars) to the Lender, at its account at [XXXXX], ABA no. [XXXXX], to account number [XXXXX] ref.“[XXXXX]”, on same day funds, free and clear of, and without deduction for, any and all present and future taxes, levies, imposts, charges and withholdings whatsoever imposed, assessed, levied, or collected by or for the account of the government or any country or any political subdivision or taxing authority thereof other than the taxes imposed on the income of the Lender by the United Stated of America, if any, or any political subdivision thereof.

The Borrower hereby waives presentment at maturity, demand and all notices whatsoever.  The non-exercise by the holder of any or its rights hereunder in any particular instance shall not constitute a waiver thereof in that or any subsequent Instance.

This Promissory Note is valid and may be presented up to ([•] years after its issue date).

[•]
Issuer (Emitente)
By:
Name:
Title:

By:
Name:
Title:

SIGNATURE PAGE

THE PARTIES CONFIRM THAT THEY HAVE READ THIS MASTER LOAN AGREEMENT REFERENCE NUMBER TIMLALT AND AGREE TO BE BOUND BY IT.

EXECUTED BY THE PARTIES AND THE 2 (TWO) WITNESSES SIGNED HEREUNDER WITH ALL SIGNATURES DULY NOTARIZED ON THE DATE SET OUT BELOW

CISCO SYSTEMS CAPITAL CORPORATION	TIM CELULAR S/A
(authorised signatory and company stamp)	(authorised signatory and company stamp)
Date:	Date:
By:	By:	/s/ Rodrigo G. Galvao
Name:	Name:	Rodrigo G. Galvao
Title:	Title:	TIM – Finanças & Testouraria

By:	By:	/s/ Bruno Mandes Fontes
Name:	Name:	Bruno Mandes Fontes
Title:	Title:	Finanças - Cash Management

Witnessed by:
1.	2.
Name:	Name:
ID:	ID: